DATED 18TH AUGUST 2000


(1)  INTER LOTTO (UK) LIMITED

(2)  GTL MANAGEMENT LIMITED

(3)  GLOBAL TECHNOLOGIES LIMITED

(4)  GLOBALTECH HOLDINGS LIMITED

(5)  THE RIGHT HONOURABLE THE LORD MANCROFT

(6)  ROY FISHER

(7)  DOUGLAS SMTH


DEED

RELATING TO THE TERMINATION OF THE OPERATING AGREEMENTS DATED 29TH APRIL 1999 AND 13TH JANUARY 2000

CONTENTS

CLAUSE


1.  GLOBAL PAYMENT TO INTER LOTTO...........................................   3
2.  EXTERNAL LOTTERY MANAGER'S CERTIFICATE..................................   4
3.  WAIVER OF CLAIMS - GLOBAL HOLDINGS & GTL................................   6
4.  WAIVER OF CLAIMS - INTER LOTTO..........................................   6
5.  INDEMNITIES.............................................................   7
6.  TERMINATION OF OPERATING AGREEMENTS.....................................   7
7.  COMMUNICATIONS WITH THE GAMING BOARD....................................   8
8.  MANCROFT, FISHER AND SMITH..............................................   8
9.  SALARIES AND RESIGNATIONS...............................................  11
10. COMPETITION.............................................................  12
11. GENERAL.................................................................  12

THIS DEED is made the 18th day of August 2000.

BETWEEN:

1. INTER LOTTO (UK) LIMITED a Company incorporated in England and Wales with registration number 3036866 whose registered office is situated at Oakley Building, Broad Lane, Bracknell, Berkshire RG129GU ("Inter Lotto")

2. GTL MANAGEMENT LIMITED a Company incorporated in England and Wales with registration number 3721405 whose registered office is situated at Oakley Building, Broad Lane, Bracknell, Berkshire RG129GU ("GTL")

3. GLOBAL TECHNOLOGIES LIMITED a Company incorporated in the United States under the laws of Delaware with headquarters at The Belgravia, 1811 Chestnut Street, Suite 120, Philadelphia PA 19103 (IRS ID No. 86-0970492) ("Global")

4. GLOBALTECH HOLDINGS LIMITED a Company incorporated in England and Wales with registration number 3721699 whose registered office situated at Oakley Building, Broad Lane, Bracknell, Berkshire RG129GU ("Holdings")

5. THE RIGHT HONOURABLE THE LORD MANCROFT of the School House, Badminton, Gloucestershire GL9 1EJ ("Mancroft")

6.   ROY FISHER of 502 Drake House, Dolphin Square, London, SW1V 3NW ("Fisher")

7. DOUGLAS SMITH of The Buckstone House, Stauton, Coleford, Gloucestershire GL16 8PD ("Smith")

RECITALS

A Inter Lotto manages Lotteries in the United Kingdom pursuant to an External Lottery Manager's Certificate issued by the Gaming Board;

B Inter Lotto entered into Operating Agreements with GTL dated 29th April 1999 ("the Initial Operating Agreement") and 13th January 2000 ("the Further Operating Agreement") (collectively "the Operating Agreements") whereby GTL agreed to provide the services described in the Operating Agreements to Inter Lotto;

C Inter Lotto entered into separate Service Agreements with each of Mancroft, Fisher and Smith dated 29th April 1999;

D The Parties have agreed to enter into this Deed in order to compromise the claims which each party has against the other, to record the termination of the Operating Agreements and the terms upon which the termination shall take place.

IT IS AGREED as follows:

1.    GLOBAL PAYMENT TO INTER LOTTO

      1.1 Inter Lotto shall pay to GTL the sum of(pound)751,064.87 (being the balance remaining from the Value Added Tax rebate plus interest accrued currently held by Inter Lotto and which Inter Lotto hereby acknowledges and agrees it holds for GTL after retention by Inter Lotto of the sum of(pound)220,000) upon the signing of this Deed by cleared funds, subject to 1.2 below. Such payment shall be made by CHAPS payment to the account of GTL at Barclays Bank Plc, London Corporate Banking, PO Box 544, 1st Floor, 54 Lombard Street, London EC3V 9EX sort code 20 67 59, account number 30373621.

      1.2 Mancroft shall ensure that the winding up petition presented to the court on 11th August 2000 under action number 4997 of 2000 shall be withdrawn on 18th August 2000. Inter Lotto, Mancroft, Smith and Fisher shall ensure that (1) immediate notice is given to Inter Lotto's bank, Barclays Bank Plc of 54 Lombard Street, London EC3V 9EX of the withdrawal of the winding up petition and (2) all steps are taken to ensure that the (pound) 751,064.87 referred to in paragraph 1.1 above is credited to the account of GTL aforesaid by close of banking business on 18th August 2000.

2.    EXTERNAL LOTTERY MANAGER'S CERTIFICATE ("ELMC")

      2.1 Inter Lotto and GTL shall do all that is reasonably necessary to manage lotteries operated by GTL under Inter Lotto's ELMC until close of business on 31st December 2000 or when GTL cease to operate the Games if sooner (collectively "the Games" or, individually, a "Game"). Inter Lotto and each of Mancroft, Fisher and Smith shall, subject to compulsion of law and regulatory requirements of the Gaming Board: (i) take all reasonable steps to ensure that the ELMC remains in full force and effect until 31st December 2000 or the date on which GTL cease to operate the Games if sooner and (ii) shall not make any act or omission which would or may jeopardise the continuance of the ELMC or cause any conditions attached thereto to be changed or varied in any material respect.

      2.2 For as long as Inter Lotto continues to manage and report to the Gaming Board on the Games Global shall promptly reimburse and pay to Inter Lotto all Gaming Board filing fees and all other reasonable proper expenses relating to such management and reporting including, without prejudice to the generality of the foregoing, postage, courier charges and bank charges which relate solely to the operation of the Games incurred before or during this Agreement upon receipt of appropriate receipts, statements or invoices evidencing these expenses. Expenses shall however specifically exclude any and all travelling, entertainment and mobile telephone expenses save that in relation to travel expenses the reasonable cost of travelling between the Dover Street premises and the Bracknell premises on Inter Lotto/Global business shall be met by Global subject to presentation of relevant receipts.

      2.3 All monies received from the sale of lottery tickets in relation to the Games ("the Revenue") shall be paid into the Inter Lotto Society Suspense Account at Barclays Bank account no. 00444642 ("the Society Suspense Account").

      2.4 GTL shall prepare Inter Lotto statements showing the Revenue to be received into the Society Suspense Account and disbursements from that account and shall submit the same to Inter Lotto at such intervals and in such a media as the Parties may determine, and with hard copy at such times and for such period as the Parties deem appropriate. The format of the statements shall be in accordance with current practise.

      2.5 20% of the Revenue shall be paid to GTL after payment of 50% thereof to the Prize Fund Trust Account, 20% to the Society Trust Account and 10% to Lottery Sales Company Limited ("LSC") (which includes 6% already paid to retailers).

      2.6 The 20% payable to GTL as referred to above and the 10% payable to LSC shall be paid by Inter Lotto to GTL and LSC respectively by way of CHAPS payment on the same day as the Revenue is received into the Society Suspense Account or no later than 24 hours thereafter. LSC undertakes to repay to Inter Lotto the total value of all direct debit monies credited initially to the Society Suspense Account that are subsequently dishonoured.

3.    WAIVER OF CLAIMS - GLOBAL AND GTL

      Save as expressly provided otherwise in this Agreement, Global, GTL and Holdings (for itself and as trustee for the benefit of every other member of its group from time to time), their associates and subsidiaries and all directors, officers, employees and agents thereof hereby waive and provide an indemnity in respect of all claims whether actual or contingent which they may have against Inter Lotto its associates and subsidiaries and all directors, officers and employees thereof of whatever nature and howsoever arising which exist at the date of this Deed.

4.    WAIVER OF CLAIMS - INTER LOTTO

      Save as expressly provided otherwise in this Deed, Inter Lotto (for itself and as trustee for the benefit of every member of its group from time to time) associates and subsidiaries and all directors, officers, employees and agents thereof hereby waive and provide an indemnity in respect of all claims whether actual or contingent which they may have against Global,

      GTL, Holdings, their associates and subsidiaries and all directors, officers and employees thereof of whatever nature and howsoever arising which exist at the date of this Agreement.

5.   INDEMNITIES

      5.1 Each of Inter Lotto, Mancroft, Fisher and Smith and GTL, Global and Holdings hereby irrevocably and unconditionally -

            (a) release and discharge the other from all liabilities and obligations (present or future) under or pursuant to the Operating Agreements and from all actions, claims, proceedings, demands, costs and expenses in respect thereof;

            (b) undertakes to the other not to raise, pursue or make any claim under the Operating Agreements against the other; and

            (c) waives any claim which it has or may at any time have against the other arising out of or in connection with the Operating Agreements.

6.    TERMINATION OF OPERATING AGREEMENTS

      6.1   The Operating Agreements are hereby terminated.

      6.2 Each of Global, GTL and Holdings, their associates or subsidiaries warrants and provides an indemnity to Inter Lotto as a condition of this Deed being executed that no liabilities of Inter Lotto have been created by them as a consequence of their dealings with persons other than the parties to this Deed including, without prejudice to the generality of the foregoing, any bank instruments.

      6.3 Each of Mancroft, Fisher and Smith, and Inter Lotto and its associates or subsidiaries warrants and provides an indemnity to GTL, Global, Holdings and its associates or subsidiaries as a condition of this Deed being executed that no liabilities of GTL, Global, Holdings and its associates or subsidiaries have been created by them as a consequence of their dealings with persons other than the parties to this Deed including, without prejudice to the generality of the foregoing, any bank instruments.

7.    COMMUNICATIONS WITH THE GAMING BOARD

      Global and Inter Lotto (and their respective directors, officers, employees and agents) will each provide the other promptly with minutes of any discussion (in any form or context) with the Gaming Board concerning the Games and which has taken place in the absence of the other party, together with copies of any correspondence or other documentation sent to or received from the Gaming Board in relation to the said Games.

8.    MANCROFT, FISHER AND SMITH

      8.1 Holdings shall transfer all shares held or to which it may be entitled in Inter Lotto to each of Mancroft, Fisher and Smith in the proportions set out in Schedule 1 (or as directed) for (pound)1. A date will be inserted into the stock transfer forms upon vacation by Inter Lotto of the Dover Street premises. Global, Inter Lotto, Mancroft, Smith and Fisher will use their reasonable endeavours to obtain any consents, agreements, certificates or other documents that may be required to implement and give effect to this transfer.

      8.2 Holdings undertakes to deliver to Mancroft, Fisher and Smith or as they may direct upon Completion of this Deed duly executed stock transfer forms in relation to the transfer at Clause 8.1 together with the original share certificates as soon as reasonably practicable thereafter and not later than Tuesday 22nd August 2000.

      8.3 Each of the parties to this Agreement agrees that they shall not make any adverse or prejudicial comments either verbally or in writing, and either directly or indirectly by any means whatsoever about any other party to this Agreement, their associates or subsidiaries or any directors, officers, employees, agents or subcontractors thereof to the Gaming Board or any of their employees, representatives, directors and members thereof from time to time or to any third parties save only to the extent demanded by compulsion of law or to comply with regulatory requirements of the Gaming Board.

      8.4 Global, GTL and Holdings their associates and subsidiaries hereby agree to assign all right title and benefit to all such debts as may be owed or claimed to be owing to them by Inter Lotto at the time of this Deed to Mancroft, Fisher, Smith for the sum of (pound)1 which sum is payable upon signing this Deed.

      8.5 Inter Lotto agrees and accepts GTL credit notes IL001CN, IL002CN, IL003CN and IL004CN totalling (pound)1,490,318.31 plus VAT and will accept a further final credit note for (pound)103,201.20 invoiced for June 2000 plus VAT.

      8.6 Mancroft, Fisher and Smith undertake that they will properly and effectively manage the affairs of Inter Lotto.

      8.7 In the event that (1) Inter Lotto shall be placed into any form of insolvency proceeding be that liquidation (whether voluntary or compulsory) receivership, administrative receivership, voluntary receivership, administration, company voluntary arrangement or arrangement with creditors before 1st January 2001 or the date, if earlier, on which GTL cease to operate the Games or (2) the Gaming Board does not permit the ELMC to be used in the manner outlined in this Deed through action taken by Inter Lotto, Mancroft, Fisher and/or Smith, Global, GTL, Holdings (as trustees for the benefit of every other member of its group from time to time) or any of their associates and subsidiaries, shall be entitled to call for the immediate reassignment of all rights, title and benefit of the debts assigned under clause 7.3 of this Deed for the sum of(pound)1.

      8.8 The parties hereby agree that each of Mancroft, Fisher and Smith shall be:

            (i) permitted to retain three 64MB personal computers which are currently used at Inter Lotto's Dover Street premises together with a printer common to all personal computers and all necessary cabling.

            (ii) be given access to or provided with copies of all relevant documentation, data or information strictly necessary for the purpose of managing and reporting to the Gaming Board on the Games.

      8.9 The parties hereby agree that each of Mancroft, Fisher and Smith shall be permitted to remain at Inter Lotto's Dover Street premises until 30th September 2000 at which time they and any other employees, directors or representatives of Inter Lotto will vacate the premises. Prior to vacation of the premises GTL confirms that it will have responsibility for and pay all rent, rates, service charges, dilapidations (excluding wilful damage) and other ordinary and reasonable costs relating to the said premises but excluding, for the avoidance of doubt, those costs and other office overheads which have routinely been invoiced by Inter Lotto to GTL prior to this Agreement and for which Global is now responsible under Clause
            2.2 of this Agreement.

9.    SALARIES AND RESIGNATIONS

      9.1 GTL shall be responsible for paying the salaries of Tim Sargeant and Celia Treacy prior to and from the date of this Agreement until 31st August 2000.

      9.2 GTL shall be responsible for the payment of the following sums net to PAYE and NIC (to be paid by GTL) to each of Mancroft ((pound)3,738.45), Fisher ((pound)3,742.05) and Smith
            ((pound)3,792.05) representing their salaries to the signing of this Agreement to be paid as part of the August payroll in the usual manner.

      9.3   Holdings shall procure upon this Agreement being signed that:

            (i) Messrs Gross, Fox, Condy and Steat shall have resigned as directors of Inter Lotto by executing notice in the form attached to this Deed at Schedule 2 and will obtain or provide all necessary consents, agreements or other documentation necessary to give full legal effect to the above matters.

            (ii) That Messrs Gross and Fox are fully authorised to executed such powers of attorney as may be necessary or appropriate to facilitate execution of stock transfer forms to give effect to the transfer at clause 8.1 above.

10.   COMPETITION

      10.1 In consideration of the share transfer at clause 8.1 each of Inter Lotto, Mancroft, Fisher and Smith undertakes with GTL, Holdings and Global (for itself and as trustee for the benefit of every other member of its group from time to time) that it will comply with the provisions of Schedule 3.

      10.2 GTL, Holdings and Global and each of Inter Lotto, Mancroft, Fisher and Smith acknowledge and agree that the restrictions contained in
            Schedule 3 (each of which shall be construed as a separate undertaking) are fair and reasonable in all the circumstances.

11.   GENERAL

      11.1 Each party shall pay its own costs and expenses in connection with and incidental to this Agreement.

      11.2 Except as required by law or the requirements of any securities exchange or regulatory or governmental body (including the Gaming Board for Great Britain) each party shall keep the terms of this Deed confidential.

      11.3  This  Agreement  together  with  any  documents  referred  to  in it constitutes  to  the  fullest  extent  permitted  by law  the  whole agreement of the parties in relation to its subject matter and supersedes any previous agreement, representation, statement, warranty or arrangement (whether in writing or oral) between any of them in relation to that matter. Each of the parties agrees and acknowledges that in entering into this Agreement it has not relied on any agreement, representation, statement or warranty not set out in this Agreement (or the other documents referred to herein) and that, in the absence of fraud, it will not have any right or remedy arising out of any of such agreement, representation, statement or warranty.

      11.4 No modification or variation of this Agreement shall be effective unless it is made in writing and signed by or on behalf of each of the parties hereto.

      11.5 The exercise, or partial exercise, of or any delay or omission in exercising any right conferred by this Agreement or any party shall not constitute a waiver of that or any other right or remedy available to that party and the rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

      11.6 If any provision of this Agreement is held by a competent authority to be invalid or unenforceable in whole or in part, this Agreement shall continue to be valid as to its other provisions and the remainder of the affected provision. If, at any time any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law but would be or become valid, illegal or enforceable if some part of the provision were deleted or amended, the provision in question shall remain in force with such deletion or with such amendment as may be necessary to make the provision valid, legal and enforceable.

      11.7 This Agreement may be executed in more than one counterpart and shall come into force once each party has executed such a counterpart in identical form and exchanged it with the other parties.

      11.8 This Agreement is personal to the parties and none of the parties may assign, mortgage, charge or seek to deal or purport to deal in any way with any of its rights or obligations under this Agreement.

      11.9 This Agreement shall be binding on and shall ensure for the benefit of the respective successors in title of each party to this Agreement.

      11.10 The rights of any party hereto shall not be prejudiced or restricted by any indulgence or forbearance extended to any other party.

      11.11 A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

      11.12 The obligations of GTL, Global and Holdings hereunder shall be joint and several.

      11.13 The obligations of Inter Lotto, Mancroft, Fisher and Smith hereunder shall be joint and several.

      11.14 The provisions of this Agreement insofar as they have not been performed at or are capable of taking effect after completion shall remain in full force and effect notwithstanding completion and shall not merge on completion.

      11.15 The headings to the clauses of this Agreement are for convenience of reference only and shall not affect its meaning or construction.

      11.16 This Agreement shall be interpreted and operated in accordance with the Law of England and the parties to this Agreement submit themselves to the non-exclusive jurisdiction of the English Courts.

      11.17 This Agreement supersedes any previous arrangement between the parties in relation to the matters dealt with in and represents the entire understanding between the parties in relation to them.

      11.18 Any notice given under or pursuant to this Agreement shall be effectively served on each of the parties if given to each of the parties or to the solicitor acting for the relevant party at completion.

      11.19 Any such notice will be deemed well served on the person to whom it is addressed if it is served personally or sent by first class recorded delivery post addressed to such person at his or its usual or last known address in England and in the case of service of any notice on any person by recorded delivery first class post the date of service of that notice on that person shall be the day following the date of posting (unless such following day be a Saturday or Sunday or public holiday) when service shall be deemed to be effected on the first day after the date of posting which is not a Saturday, Sunday or public holiday).

      11.20 Each of Global, GTL, Holdings and Inter Lotto undertakes to procure and provides an indemnity that the terms of this Deed will be honoured by their associates, and subsidiaries and all directors, officers, employees and agents thereof.

      11.21 In this Deed references to "group companies" shall have meaning given by the Companies Act 1989 and "associates" or "subsidiaries" shall have the meaning given in Section 736 of the Companies Act 1985.

IN WITNESS of which the parties have executed and delivered this document as a Deed the year and date stated above:


Signed by Globaltech Holdings          )
Limited by two directors or a          )
director and secretary                 )
and witnessed by                       )





SIGNED by Inter Lotto (UK)             )
Limited by two directors or a          )
director and secretary and witnessed   )
by                                     )





SIGNED by GTL Management               )
Limited by two directors or a          )
director and secretary and witnessed   )
by                                     )





SIGNED by Global Technologies          )
Limited by two directors or a          )
director and secretary and witnessed   )
by                                     )

SIGNED by the Right Honourable         )
The Lord Mancroft and                  )
witnessed by                           )
by                                     )





SIGNED by Roy Fisher                   )
and witnessed                          )
by                                     )





SIGNED by Douglas Smith                )
and witnessed                          )
by                                     )

                                   SCHEDULE 1


                        "B" Shares                       Deferred Shares
                        ----------                       ---------------

Mancroft                   1,264                              2,069

Fisher                     1,264                              2,069

Smith                      1,265                              2,069

                                   SCHEDULE 2


To the Directors, Inter Lotto (UK) Limited (`the Company')


In consideration of the agreement to terminate the Operating Agreements made between (1) Inter Lotto (2) Global Technologies Limited and (3) GTL Management Limited (4) Globaltech Holdings Limited I hereby resign from the office of director of the Company and confirm that I have no claim against the Company or its officers directors employees or agents whether for loss of office or otherwise.


Dated:   August 2000


--------------------------

                                   SCHEDULE 3

                                   COMPETITION

                             PART 1 - INTERPRETATION

In this Schedule -

            `Restricted Business' means the Daily Number Game or any similar 3 or 4 digit lottery game and

            `the  Restricted  Territory'  means  the  United  Kingdom  of  Great
            Britain.


                              PART 2 - RESTRICTIONS

Inter Lotto, Mancroft, Fisher and Smith will not and in the case of Inter Lotto will procure that every other member of its group from time to time will not -

            within the Restricted Territory and for a period of 2 (two) years from the date of this Deed within the Restricted Territory directly or indirectly carry on or be engaged or interested in any way (whether as a director, shareholder or consultant or by agreement or otherwise) in any Restricted Business;

            for a period of 2 years from the date of this Deed directly or indirectly (whether in conjunction with or on behalf of some other person) solicit or entice, or endeavour to solicit or entice, away from GTL and Global or any other member of its group any of its or their directors or employees.